As filed with the Securities and Exchange Commission on July 1, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enhabit, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	47-2409192 (I.R.S. Employer Identification No.)

6688 N. Central Expressway Suite 1300 Dallas, Texas (Address of Principal Executive Offices)	75206 (Zip Code)

Enhabit, Inc. 2022 Omnibus Performance Incentive Plan
(Full title of the plan)

Chad K. Knight
6688 N. Central Expressway
Suite 1300
Dallas, Texas 75206
(Name and address of agent for service)

(214) 239-6500
(Telephone number, including area code, of agent for service)

With copies to:

Igor Kirman Elina Tetelbaum Zachary S. Podolsky Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Charles A. Roberts, Jr. Stephen C. Hinton Bradley Arant Boult Cummings LLP One Federal Place 1819 5th Avenue N Birmingham, Alabama 35203 (205) 521-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non‑accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act (as defined below). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 7,000,000 shares of common stock, par value $0.01 per share, of Enhabit, Inc. (the “Registrant”) authorized for issuance under the Registrant’s 2022 Omnibus Performance Incentive Plan (the “Plan”), which was adopted in connection with the pro rata distribution by Encompass Health Corporation (“Encompass”) of all of the outstanding shares of common stock of the Registrant to Encompass’s stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note of Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than information furnished and not filed, including under Item 2.02 or 7.01, in Current Reports on Form 8-K):

1.
The Registrant’s registration statement on Form 10 initially filed on May 25, 2022, as amended on June 9, 2022 and June 14, 2022, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.
The description of the Registrant’s common stock contained in the information statement filed as Exhibit 99.1 to Amendment No. 2 to the Registrant’s registration statement on Form 10 filed on June 14, 2022, including any amendment or report filed for the purpose of updating such description; and

3.	The Registrant’s Current Report on Form 8-K filed on June 21, 2022.

All documents filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document that is or is deemed incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Mr. Jung Hyun Lee, who is providing an opinion on the legality of the Common Stock being registered hereby, is Associate General Counsel of the Registrant. As an employee of the Registrant and previously of Encompass, Mr. Lee has participated or is eligible to participate in employee benefit plans of Encompass on the same basis as other similarly eligible employees and is eligible to participate in the Plan. Pursuant to such plans, he owns or has other rights to acquire an aggregate of less than 1% of the outstanding shares of the Registrant’s Common Stock.

Item 6.  Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation and the amended and restated bylaws of the Registrant. Article VI of the Registrant’s amended and restated bylaws provides that, to the full extent permitted by applicable law, the Registrant will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or of a constituent corporation absorbed by the Registrant in a consolidation or merger or is or was serving at the request of the Registrant or such constituent corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding, or (b) any threatened, pending or completed Proceeding by or in the right of the Registrant to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such Proceeding. Moreover, any indemnification by the Registrant pursuant thereto will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. Article VI of the Registrant’s amended and restated bylaws provides that it has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under applicable law. The Registrant presently has in place policies insuring its directors and officers under certain circumstances which may include liability or related losses under applicable law.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Registrant’s amended and restated certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of Enhabit, Inc.
4.2	Amended and Restated Bylaws of Enhabit, Inc.
4.3	Enhabit, Inc. 2022 Omnibus Performance Incentive Plan
5.1	Opinion of Jung Hyun Lee
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Jung Hyun Lee (included as Exhibit 5.1)
24.1	Powers of Attorney (included as part of the signature pages of the Registration Statement)
107	Filing Fee Table

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and State of Texas, on this 1st day of July, 2022.

ENHABIT, INC.
By:	/s/ Barbara A. Jacobsmeyer
	Name:	Barbara A. Jacobsmeyer
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Barbara A. Jacobsmeyer, Crissy B. Carlisle, and Chad K. Knight his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Barbara A. Jacobsmeyer	Director, President and Chief Executive Officer (Principal Executive Officer)	July 1, 2022
Barbara A. Jacobsmeyer

/s/ Crissy B. Carlisle	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2022
Crissy B. Carlisle

/s/ Leo I. Higdon, Jr.	Chairman of the Board of Directors	July 1, 2022
Leo I. Higdon, Jr.

/s/ Yvonne M. Curl	Director	July 1, 2022
Yvonne M. Curl

/s/ Charles M. Elson	Director	July 1, 2022
Charles M. Elson

/s/ John E. Maupin, Jr.	Director	July 1, 2022
John E. Maupin, Jr.

/s/ L. Edward Shaw, Jr.	Director	July 1, 2022
L. Edward Shaw, Jr.

/s/ Jeffrey W. Bolton	Director	July 1, 2022
Jeffrey W. Bolton

/s/ Erin P. Hoeflinger	Director	July 1, 2022
Erin P. Hoeflinger

/s/ Gregory S. Rush	Director	July 1, 2022
Gregory S. Rush